Exhibit 10.4

FREE TRANSLATION

This document is drafted originally in Dutch. In the event of any discrepancies between the Dutch and English version of this document, the Dutch version shall prevail.

28 October 2020

EMPLOYEE STOCK OPTION PLAN

– OCTOBER 2020

Regarding the grant of maximum eleven thousand eighty-two (11,082) Options to the key managers, employees, directors and/or outside consultants and advisors.

Approved by the Board of Directors on 28 October 2020

TABLE OF CONTENTS

FOREWORD				4

1.	DEFINITIONS			5

2.	GENERAL MECHANISM OF THE OFFER OF OPTIONS			8

3.	BENEFICIARIES			8

4.	NUMBER OF OPTIONS			8

5.	OPTIONS			8

	5.1	Number of Options Per Beneficiary		8
	5.2	Nature of the Options		9
	5.3	Option Price		9
	5.4	Term of Options		9
	5.5	Non-transferability and Security		9

6.	OFFER OF OPTIONS			10

	6.1	Offer Date		10
	6.2	Acceptance or Refusal of the Offer		10
	6.3	Acceptance of the Regulations		10

7.	EXERCISE OF THE OPTIONS			11

	7.1	Exercise Conditions		11
	7.2	Exercise Price		11
	7.3	Consequences of the Exercise		11
	7.4	Vesting of Options and Exercise Periods		11
	7.5	Number of Shares Per Option		12
	7.6	Cancellation of the Right to Exercise the Options		12
		7.6.1	Type C Leaver	12
		7.6.2	Type B Leaver	12
		7.6.3	Type A Leaver	13
		7.6.4	Termination	13
	7.7	Exercise Conditions		13
	7.8	Payment Conditions		14
	7.9	Liquidity Event or Ipo		14

8.	DEATH OF THE BENEFICIARY			14

9.	NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS			15

	9.1	Nature of the Shares		15
	9.2	Rights Attached to the Shares		15
	9.3	Transferability of the Shares		15

10.	AUTHORIZED OPERATIONS AND ADAPTATIONS			15

	10.1	Operation		15
	10.2	Adaptation		15
	10.3	Notice		16

11.	TAXATION AND BELGIAN SOCIAL SECURITY			16

	11.1	Taxation Rules Applicable to the Grant of Options		17
		11.1.1	Moment of taxation	17
		11.1.2	Taxable benefit	17
	11.2	Applicable Taxation On Shares		19
		11.2.1	Income tax	19
		11.2.2	Tax on stock exchange operations	19
		11.2.3	Special tax regime for foreign executives	19

12.	EXPENSES			20

	12.1	The Company		20
	12.2	The Beneficiaries		20

13.	ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS			20

14.	INFORMATION TO THE BENEFICIARIES			20

15.	NULLITY OF A PROVISION			21

16.	NOTICES			21

17.	APPLICABLE LAW AND JURISDICTION			21

	17.1	Applicable Law		21
	17.2	Jurisdiction		21

FOREWORD

The Employee Stock Option Plan of AGOMAB THERAPEUTICS NV has been approved by the Board of Directors held on 28 October 2020 in order to offer to certain key managers, employees, directors and/or outside consultants and advisors of the Company, Options allowing them to subscribe to Shares of the Company.

The Employee Stock Option Plan seeks to motivate and inspire loyalty amongst the Beneficiaries. Aware of the fact that their contribution is essential to the development of the activities and the increase of the results, the Company wishes to give the Beneficiaries the opportunity to become a shareholder or to increase their participation in the share capital of the Company and accordingly may expect to make a financial profit in case of a positive evolution of the results and, thus, the value of the Company.

The Board of Directors sets the maximum number of Options to be granted under the Employee Stock Option Plan at eleven thousand eighty-two (11.082) Options.

The Employee Stock Option Plan is set for an indefinite period of time. Nevertheless, the Board of Directors may at any time decide to terminate the Employee Stock Option Plan or to replace it by another Employee Stock Option Plan if the economic conditions and the performance of the Company require so, without any prejudice to the rights of the Options already granted.

As far as certain categories of Beneficiaries are concerned, the Employee Stock Option Plan is issued in accordance with the relevant provisions of the Belgian law, dated 26 March 1999, (especially subpart VII thereof) regulating the shares with discount and stock options (article 41 through 47).

The present Regulations, as modified from time to time by the Board of Directors in accordance with the rights of the Beneficiaries, govern the terms and conditions of the Options.

1.                  DEFINITIONS

Affiliate	:	has the meaning of affiliate (“verbonden persoon of vennootschap” / “personne ou société liée”) as defined in article 1:20 of the Belgian Companies and Associations Code.

Answer Form	:	the form attached in Exhibit 3.

Beneficiary	:	a key managers, employees, directors and/or outside consultants and advisors of the Company (it being understood that if such key managers, employees, directors and/or outside consultants and advisors would be a management company, the Options shall, at the election of the management company concerned, be granted either to the management company or directly to the manager of such management company) to which at least one (1) Option has been granted according to the Regulations or to a decision of the Board of Directors in accordance with the Regulations.

Board of Directors	:	means the board of directors of the Company, as constituted from time to time.

Clause	:	a clause of these Regulations.

Company	:	AgomAb Therapeutics NV, an open limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under the laws of Belgium, having its registered office at Franklin Rooseveltlaan 348, 9000 Ghent, Belgium, registered with the Register of Legal Entities (“rechtspersonenregister” / “registre des personnes morales”) held with the Crossroads Databank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque Carrefour des Entreprises”) under number 0674.527.310 (LER Ghent, division Ghent).

Employee Stock Option Plan	:	the Employee Stock Option Plan of the Company as defined in the present Regulations and as modified from time to time by the Board of Directors in accordance with Clause 13 of the Regulations.

Exercise Conditions	:	the conditions under which the Beneficiaries are allowed to exercise an Option during the Exercise Periods.

Exercise Form	:	the form attached in Exhibit 4 or any other form which the Board of Directors would request to exercise an Option.

Exercise Period	:	the period during which Options may be exercised pursuant to the Employee Stock Option Plan.

Exercise Price	:	the amount payable for the exercise of an Option pursuant to the Employee Stock Option Plan.

Grant	:	the grant of the Options following the acceptance of an Offer.

Initial Public Offering or IPO	:	means an initial public offering of Shares.

Liquidity Event	:	(i) a payment of dividends, capital reduction, or share buy-back, (ii) a bankruptcy, liquidation, dissolution or reorganisation of the Company, (iii) a sale of all or substantially all of the assets (including intellectual property rights) of the Company, (iv) any merger, consolidation or acquisition, involving the Company or its subsidiaries, in which the Company or its subsidiaries are not the surviving entity, (v) any other event in which the control of the Company is transferred or (vi) any other event with substantially the same economic effect as the events set out in (i) to (v) above.

Offer	:	the offer of at least one (1) Option to one or more Beneficiaries according to the terms of the Employee Stock Option Plan.

Offer Letter	:	the letter attached in Exhibit 1.

Option	:	a subscription rights (“inschrijvingsrecht” / “droit de souscription”) issued by the Company granting the Beneficiaries the right to subscribe, under the terms and conditions defined in the Employee Stock Option Plan, during the Exercise Periods, to a number of Shares determined by the Employee Stock Option Plan against payment of the Exercise Price.

Regulations	:	the present regulations of the Employee Stock Option Plan, as the case may be modified by the Board of Directors in accordance with Clause 13 of these Regulations.

Securities	:	shall mean any Shares and any transferable securities authorized by law and representing or granting a present or future claim on a portion of the share capital of the Company (including, for instance, convertible bonds or subscription rights), issued by the Company at any time, as well as any securities of the Company which may be allotted by the Company at any time for any reason whatsoever (subscription, transfer, gift, bequest, gratuitous allotment, merger or split, etc.) and includes, for the avoidance of doubt, all rights or subscription rights attached to such securities (including but not limited to pre-emption rights and the legal preferential subscription right (“wettelijk voorkeurrecht” / “droit préférentiel de souscription”)).

Share	:	a new ESOP Common Share of the Company granting the same rights and advantages as the then existing ESOP Common Shares of the Company.

Stock Option Act	:	the law of 26 March 1999 on the Belgian 1998 employment action plan and containing miscellaneous provisions (as amended).

Stock Option Agreement	:	an agreement as enclosed in Exhibit 2 of the Regulations, to be entered into by the Company and the Beneficiary.

Subscription and Shareholders Agreement	:	the subscription and shareholders agreement regarding the Company that has been entered into by and between the Company, the Key Founder, the Existing Shareholders and the Investors (each as defined therein) on 4 March 2019 (as amended and supplemented from time to time, as the case may be).

Type A Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company in circumstances involving his/her being summarily dismissed by reason of fraud, dishonesty or gross misconduct (“fraude” / “dol”), as far as related to the Company and as described in detail in the written termination notice from the Company to such Beneficiary and as having been confirmed by either the Beneficiary itself or by a final, binding and non-appealable judgement from a court having applicable jurisdiction, except as otherwise decided by the Board of Directors.

Type B Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company as a result of the resignation by the Beneficiary (or its management company, as the case may be) for reasons other than severe illness, death or retirement, (i) within the first three (3) years or (ii) after three (3) years but without having given notice at least six (6) months before the intended leaving, after starting to providing services to the Company under his/her management agreement, employment agreement or other service agreement (as the case may be).

Type C Leaver	:	means a Beneficiary (or its management company, as the case may be) who leaves the Company and who is not a Type A Leaver or a Type B Leaver, or who is otherwise qualified as a Type C Leaver by the Board of Directors.

2.	GENERAL MECHANISM OF THE OFFER OF OPTIONS

The Employee Stock Option Plan offers to the Beneficiaries the opportunity to be granted a certain number of Options for free.

Each Option grants its owner the right (but not the obligation) to subscribe to a Share, under the Exercise Conditions, during the Exercise Periods and against payment of the Exercise Price.

3.	BENEFICIARIES

The Employee Stock Option Plan is open to the key managers, employees, directors and/or outside consultants and advisors of the Company. The Beneficiaries must be identified pursuant to a well-defined procedure established by the Board of Directors, within the limits of the Regulations. Nevertheless, the Company has the right to offer at its sole discretion Options to the key managers, employees, directors and/or outside consultants and advisors of the Company.

The Offer of Options does not create in favor of the Beneficiaries any right to receive (additional) Options in the future.

The Offer of Options and the right to exercise them are not part of the employment contract or the service agreement concluded with the Company and can, therefore, not be regarded as acquired rights.

4.	NUMBER OF OPTIONS

A maximum number of eleven thousand eighty-two (11.082) Options may be granted to the Beneficiaries, within the framework of the Employee Stock Option Plan governed by the present Regulations.

5.	OPTIONS

5.1	Number of Options per Beneficiary

The number of Options offered to each Beneficiary will be determined in accordance with a well-established procedure, defined by the Board of Directors. Based on this procedure, the Board of Directors will determine the number of Options that it wishes to propose to each Beneficiary.

5.2	Nature of the Options

The Options are exclusively in registered form. As soon as they are offered and accepted, the Options will be numbered and registered in a special register kept up-to-date as to the number of Options held by each Beneficiary.

5.3	Option Price

The Options are granted for free to the Beneficiaries.

5.4	Term of Options

The Options are valid for ten (10) years as of the date of their issuance, regardless the day they were granted to the Beneficiaries.

Any Option, which has not been exercised at its expiration date, shall become null and void and valueless (worthless) without the Beneficiary being able to invoke any compensation right.

5.5	Non-transferability and security

The Options are strictly personal and cannot be transferred after the Offer, except:

(i)	in case of death as provided for in Clause 8;

(ii)	in connection with the obligations to transfer resulting from the Company’s articles of association; and

(iii)	if the Beneficiary is a management company, such management company may transfer the Options to its manager or to any company that it controls at any moment in time.

The Options cannot be pledged, nor made subject to any security right or collateral whatsoever.

The Options which would have been transferred, pledged or used as whatsoever kind of security right or collateral in violation of the terms of this Clause 5.5 will not be exercisable.

6.	OFFER OF OPTIONS

6.1	Offer Date

The Company will address each Beneficiary a customized Offer Letter for a certain number of Options.

The Options are regarded as offered at the date of sending of the Offer Letter.

6.2	Acceptance or refusal of the Offer

The Beneficiary is free to accept the Offer in full or in part or to refuse it.

An Answer Form is addressed to each Beneficiary with the Offer Letter, by means of which the Beneficiary notifies his/her decision with respect to the Offer: acceptance (in full or in part) or refusal.

The Answer Form is returned, duly completed and signed, at the latest on the date mentioned on the Answer Form (being sixty (60) days after the date of the Offer) to the registered seat of the Company.

The Offer of Options shall be considered totally refused if the Beneficiary has not accepted the Offer in writing within sixty (60) days following the date of the Offer, without the Beneficiary being able to invoke any compensation right.

In case of absence of signature, or if the Answer Form is not returned or is returned late, the Offer will be considered as fully refused.

The final acceptance of the Offer depends on the signature of a Stock Option Agreement. This Agreement has to be handed over, duly completed and signed, simultaneously with the Answer Form, at the address mentioned on the Answer Form.

From a Belgian tax point of view, the Stock Option Act considers the Options as granted on the sixtieth (60th) day following the date of the Offer, provided that the Beneficiary has notified in writing his intention to accept the Offer prior to the expiration of said term.

6.3	Acceptance of the Regulations

The acceptance of the Offer by the Beneficiary results in (i) the unconditional acceptance of the Regulations, as may be modified pursuant to Clause 13, as well as of each decision of the Board of Directors taken on the basis of these Regulations and communicated to the Beneficiary, and (ii) the adherence by the Beneficiary to the Subscription and Shareholders’ Agreement in his/her capacity as a holder of Subscription Rights (as defined in the Subscription and Shareholders’ Agreement).

7.	EXERCISE OF THE OPTIONS

7.1	Exercise conditions

The exercise of the Options is subject to the Exercise Conditions described in Clause 7 of these Regulations.

7.2	Exercise Price

The Exercise Price equals the fair market value of the shares of the Company at the time of the Offer. This value is determined by the Company in accordance with the report of an auditor appointed by the Company for such purpose.

7.3	Consequences of the Exercise

In case of exercise of the Options, the Shares issued in consideration for the exercise shall be in registered form.

7.4	Vesting of Options and Exercise Periods

At least 75% of the Options will be offered with the following vesting schedule:

•     The Options will not vest during the first twelve (12) months as of the date of the Offer.

•      Afterwards, the vesting of the Options will take place as follows:

-	twelve (12) months after the date of the Offer: vesting of 25 % of the Options;

-	as of the first twelve (12) months of the date of the Offer: the remaining 75% of the Options will vest on a monthly basis over a period of thirty six (36) months (i.e. vesting of 2,083% (rounded) of the remaining Options per month).

The vested Options may be exercised as of the third (3rd) anniversary following the calendar year in which the Options were offered.

The Options which are exercisable according to the preceding paragraphs, can be exercised during the following periods of each year that they are exercisable:

-	15 June to 30 June; and

-	15 October to 31 October.

All non-exercised Options coming to their expiration date, i.e., after ten (10) years as of their issuance, become null and void without their Beneficiary having any right to claim any damages whatsoever, in accordance with Clause 5.4.

The Stock Option Agreement can deviate from these rules.

7.5	Number of Shares per Option

One (1) Option gives right to one (1) Share.

7.6	Cancellation of the right to exercise the Options

7.6.1          Type C Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type C Leaver at the time he/she ceases to be employed by or providing services to the Company, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company.

The Type C Leaver remains entitled to exercise his/her Options which are vested at the time he/she ceases to be employed by or providing services to the Company, during any valid exercise period after such time he/she ceases to be employed by or providing services to the Company.

7.6.2          Type B Leaver

Unless otherwise decided by the Board of Directors, the Options which are not yet vested pursuant to Clause 7.4, and which are held by a Type B Leaver at the time he/she ceases to be employed by or providing services to the Company, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company.

The Type B Leaver remains entitled to exercise his/her Options which are vested at the time he/she ceases to be employed by or providing services to the Company, during the first valid exercise period after the time he/she ceases to be employed by or providing services to the Company. Vested Options that are not exercised by the Type B Leaver during that exercise period, will expire, without any compensation of whatever nature being due by the Company.

7.6.3            Type A Leaver

The Options, whether or not they are vested pursuant to Clause 7.4, which are held by a Type A Leaver at the time he/she ceases to be employed by or providing services to the Company, will automatically be cancelled and expired, without any right of exercise and without any compensation of whatever nature being due by the Company.

7.6.4            Termination

When a Beneficiary (or its management company, as the case may be), who is a Type B or Type C Leaver, ceases to be employed by or providing services to the Company, then such Beneficiary may be obliged, at the discretion of the Board of Directors, to transfer but not sell, (i) all Shares held by such Type B or Type C Leaver and (ii) all Shares issued to the Type B or Type C Leaver pursuant to the exercise of his/her Options, within one month of, respectively, the leaving event, or the issuance of Shares pursuant to the exercise of Options, to a holding structure (“stichting” / “fondation”) or other similar entity in accordance with applicable laws, to be incorporated at that time and to be controlled by the Company (or an existing holding structure or other similar entity, as the case may be) and to be controlled by the Company, and the Type B or Type C Leaver will be entitled to receive the proceeds from those Shares held in escrow by said holding structure, but all other rights (including voting rights) with respect to the Shares will vest in this holding structure/entity.

7.7	Exercise Conditions

A Beneficiary who is willing to exercise his/her Options, shall specify at the occasion of the exercise the numbers of the Options he/she wishes to exercise. In case the Beneficiary does not specify the numbers, the Beneficiary shall be considered to exercise his/her Options in chronological order of their granting, starting with the oldest.

The Options can be exercised through the delivery of an Exercise Form to the Company, for the attention of the Board of Directors. The Exercise Form can either (i) be personally delivered or (ii) be sent by registered letter.

The Exercise Form must be fully completed and signed by the Beneficiary and indicate the number of Options that the Beneficiary wishes to exercise.

7.8	Payment conditions

Payment is made by wire transfer of the Exercise Price of all exercised Options to a bank account of the Company, mentioned by the latter on the Exercise Form. The Beneficiary has sixty (60) calendar days from the date of sending of the Exercise Form to proceed with the payment.

7.9	Liquidity Event or IPO

Notwithstanding any of the other provisions of these Regulations, the (exercisable and non-exercisable) Options will, in case of a Liquidity Event or an IPO, be exercisable immediately prior to the sale, lease, transfer, license or other disposition of all or substantially all shares or assets of the Company, respectively immediately prior to the admission of all or part of the shares in the Company to an official listing of a stock exchange.

The tax consequences of an accelerated exercise pursuant to this Clause 7.9 will be borne exclusively by the relevant Beneficiary.

The holders of Options undertake to sell the Shares, acquired as a result of the exercise of the Options pursuant to a Liquidity Event, to the purchaser who purchases pursuant to the Liquidity Event, at the same price and under the same conditions as which are applicable to the Liquidity Event. The Option holders will sell their Shares free and clear of any encumbrances within five (5) business days after having been requested to do so by the Company. They will be paid upon the effective transfer of their Shares.

In case of non-exercise of the Options in the event of a Liquidity Event, the Options become automatically null and void immediately after the date of the effective sale of all shares in the Company in the scope of the Liquidity Event.

In case of an IPO, the Board of Directors may decide that the Shares issued to the Beneficiary pursuant to the exercise of his/her Options may not be exercised during a reasonable lock-up period after the listing.

8.	DEATH OF THE BENEFICIARY

In case of death of the Beneficiary, his/her Options may be exercised by his/her designated legal successors. The same rules apply to the successors as to the Beneficiaries.

The succession (inheritance) rules will be observed. Nevertheless, in case of multiple legal successors or in case of split reversionary ownership / life tenancy (usufruct), a single representative will be elected by the successors for the purpose of exercising the Options.

The Company is entitled to suspend the right to exercise the Options until the appointment of such a representative is duly notified to the Company.

9.	NATURE OF THE SHARES ISSUED UPON EXERCISE OF THE OPTIONS

9.1	Nature of the Shares

The Shares are ESOP Common Shares of the Company.

9.2	Rights attached to the Shares

The Shares issued at the occasion of the exercise of the Options will benefit from the same rights and advantages as the existing ESOP Common Shares of the Company (especially concerning voting right, dividend payment right, and right to distribution in case of liquidation).

9.3	Transferability of the Shares

The transfer of Shares is subject to the terms and conditions defined in the articles of association of the Company.

10.	AUTHORIZED OPERATIONS AND ADAPTATIONS

10.1	Operation

The Company remains entitled to proceed to any operation resulting in changes in the amount or composition of the corporate capital or in the number and quality of the shares representing the capital, such as regrouping or splitting of the shares, the issuance of subscription rights or convertible bonds, the increase of the capital through contribution in kind or incorporation of reserves, the capital decrease, the splitting, the merger, the (partial) demerger or the distribution of dividends in shares without the prior consent of the Beneficiaries, if necessary.

10.2	Adaptation

If the abovementioned operations result in a modification of the ratio number/value of the Shares which are subject to the Options and the rights attached thereto, the Board of Directors will adapt the Exercise Price of the Options and/or the number of Shares in order to maintain the ratio.

10.3	Notice

The possible modifications to the terms and conditions of the exercise of the Options will be notified in an appropriate way to the Beneficiaries concerned.

11.	TAXATION AND BELGIAN SOCIAL SECURITY

The Belgian Stock Option Act is applicable to employees, directors (individuals only) and independent service providers (individuals only) who are taxable in Belgium on their professional remuneration or on their profits and dividends. The Belgian Stock Option Act, and, in accordance, the Belgian taxation regime, is not applicable to (foreign) employees, directors (individuals only) and independent service providers (individuals only), who are taxable outside Belgium on their professional remuneration or on their profits and dividends.

This analysis is thus not applicable to directors (companies) and independent service providers (companies) who are taxable in or outside Belgium. This analysis is neither applicable to employees, directors or independent service providers who are not taxable in Belgium pursuant to Belgian law or treaties entered into by Belgium. The Beneficiaries must take advice from their tax counsel in order to determine how the Grant and exercise of Options will be taxed in or outside Belgium.

As regards social security obligations, only when specific conditions are met employees can be exempt from social security contributions. Such exemption does not apply to persons considered to be self-employed persons for social security purposes. An amount will be due by such self-employed persons pursuant to the Options to the extent the maximum amount of social security contributions has not been met.

In general, since the principles described below are for mere information purposes only and are only given as a general outline, it is recommended to seek advice from a tax counsel. The Company shall not take any responsibility regarding the tax consequences of the Grant or exercise of Options, which may vary in the future. Only the Beneficiaries are responsible for the declaration of the Options in their tax return. The Company invites, therefore, the Beneficiaries to seek advice and to take the necessary precautionary actions they will judge useful or necessary to verify, complete or update this information.

11.1	Taxation rules applicable to the Grant of Options

The Options are governed by the following rules:

11.1.1	Moment of taxation

In accordance with the Stock Option Act, the Grant of Options is regarded as a benefit in kind for qualifying Beneficiaries, and are taxable at the time the Options are granted. This benefit in kind is taxable at the same time and in the same way as the other earned income and, as far as the members of the personnel and directors are concerned, is subject to the wage withholding tax. The wage withholding and income tax remains due even if the Options are not or cannot be exercised.

From a tax point of view, the Stock Option Act regards the Options as granted on the sixtieth (60th) calendar day following the date of the Offer, provided that the Beneficiary has given written notice of his/her will to accept the Offer before expiration of said period. The acceptance of the Offer must be notified to the offering entity before expiration of the above mentioned sixty (60) day period. Consequently, from a tax point of view, the Options are regarded as being refused if the Offer has not been accepted within the prescribed period in writing as required by the Stock Option Act.

If the Options fall within the scope of the Stock Option Act, Belgian tax law currently does not tax the Beneficiary at the time of exercise and the gain realized upon the transfer of the Shares acquired through the exercise of Options will neither be taxed as professional income, as long as the Shares are part of the private estate of the Beneficiaries.

11.1.2	Taxable benefit

The benefit, valued at a certain percentage (see below) of the fair market value of the Company’s shares at the time of the Offer, is part of the earned income of the Beneficiary and will be taxed at the applicable progressive rate of income tax (to be increased with the “municipal surcharges”, usually varying between five percent (5%) and eight percent (8%) of the federal income tax due).

Fair Market Value of the Shares

The value of the Shares to be taken into account for the computation of the taxable benefit is the fair market value at the time of the Offer. The Company shall provide an estimate of this value in the Offer Letter, without any formal guarantee in that respect. If the Exercise Price of the Option is below said value, at the time of the Offer, the difference comes on top of the taxable benefit as described here below.

Applicable Percentage

As a general rule, the applicable percentage is set at eighteen percent (18%) of the fair market value of the Shares, to be increased by one percent (1%) per year or part of year in the course of which the Option remains exercisable after five (5) years as of the day the Offer is made.

Under certain conditions, the percentage referred to above is reduced to nine (9%), to be increased by 0.5% per year or part of year in the course of which the Option remains exercisable above a period of five (5) years starting the day the Offer is made.

In order to benefit from this reduced rate, the following conditions must be satisfied:

1.	The Exercise Price of the Options must be clearly determined at the time that the Offer is made.

2.	The Option cannot be exercised either before the expiry of the third (3rd) calendar year following the year in the course of which the Offer is made, or after the expiry of the tenth (10th) year following the year in the course of which the Offer is made.

3.	The Options cannot be assigned inter vivo.

4.	The risk of decrease in the value of the Shares, subject-matter of the Option, cannot be insured whether directly or indirectly either by the grantor of the Option, nor by any related person.

5.	The Option shall relate to Shares of the Company for the benefit of which the professional activity is exercised or shares of another company which directly or indirectly holds shares in the Company.

If the Employee Stock Option Plan does not satisfy the second and/or third condition, discussed above, the Stock Option Act nevertheless authorizes the Beneficiary to undertake to satisfy these conditions so as to be entitled to benefit from the reduced tax rate.

In the case at hand, the Options are granted for a period of ten (10) years as of their issuance date, regardless the date of their Grant. The applicable percentage shall in principle be eleven and a half percent (11.5%) because the Options cannot be exercised before the end of the third (3rd) year following the year of the Offer.

11.2	Applicable taxation on Shares

11.2.1	Income tax

Taxation on Dividends

Upon distribution of dividends to the Beneficiaries, the Company must in principle withhold thirty percent (30%) of the gross amount of the dividends.

Subject to the satisfaction of certain conditions, the withholding tax rate can be reduced to twenty percent (20%) or fifteen percent (15%) provided that, inter alia, the dividends are taken from the profit distribution of the second financial year or subsequent financial years after the financial year of the contribution.

If the Shares are part of the private estate of the Beneficiaries and the Belgian withholding tax on dividends has been withheld, the Beneficiaries do not have to include such dividends in their annual tax statement, but can if they so wish. If no Belgian withholding tax on dividends has been withheld, such dividends should in principle be included in the annual tax statement. Only the Beneficiaries who are subject to an aggregate tax rate equal to or less than thirty percent (30%) or the reduced withholding tax rate, if applicable, of their net income may benefit from including dividends on which Belgian withholding tax has been withheld in their annual tax statement. In such case, the dividends are subject to progressive income tax scales and the Belgian withholding tax can in principle (subject to specific conditions) be taken into account when calculating the amount of income tax due. As the case may be, the surplus will be reimbursed.

Taxes on gains

In principle, considering that the Shares are part of the private estate of the Beneficiaries, individuals having their tax residence in Belgium need not pay Belgian income taxes on gains from the sale, exchange, purchase or other transfers of shares, except if they are the result of speculation or abnormal management of a private estate.

11.2.2	Tax on stock exchange operations

The Belgian tax on stock exchange operations is due on certain transactions agreed or performed in Belgium by a professional intermediary on public funds (i.e. securities tradable on a stock exchange).

Any sale or purchase of shares realized on a secondary market is subject to the tax on stock exchange operations at a rate of 0.35% of the sale or purchase price of the shares (with a maximum amount of EUR 1,600 per party and per transaction). This tax is due on each sale or purchase severally.

11.2.3	Special tax regime for foreign executives

In the event that the Beneficiary enjoys the special tax regime for foreign executives, this regime also applies to the benefit in kind arising from the Options. The taxable benefit resulting from the Grant of Options is reduced in accordance with the percentage of the travel exclusion.

12.	EXPENSES

12.1	The Company

Subject to Clause 11, all expenses in connection with the issue of the Options will be borne by the Company.

12.2	The Beneficiaries

Unless otherwise provided for in the Regulations, as modified from time to time, all costs in relation to the exercise of the Options, the sale of the Shares acquired by exercising the Options, the transfer of Options and/or Shares in case of death will be borne by the Beneficiary.

13.	ADAPTATION AND IMPLEMENTATION OF THE REGULATIONS

The Board of Directors may modify the Regulations in accordance with the Beneficiaries’ rights, without any prejudice to the rights attached to the Options granted to the Beneficiaries. Any modification will be enforceable against them five (5) calendar days after notification in writing to the Beneficiaries.

The Board of Directors has the power to take any decision useful or necessary to implement the Regulations in accordance with the applicable legislation. Any decision with legal impact will be notified in writing to the Beneficiaries concerned.

14.	INFORMATION TO THE BENEFICIARIES

The Offer does not constitute an incentive nor a recommendation by the Company to subscribe to Options, nor to exercise them at a later point in time. Therefore, the Beneficiaries are recommended to inform themselves and, as the case may be, to ask assistance in taking decisions that might have a significant impact on their estate.

The Company cannot be held liable for any damage or loss possibly suffered by the Beneficiaries as a result of their participation in the Employee Stock Option Plan.

15.	NULLITY OF A PROVISION

The nullity or unenforceability of any provision of this Employee Stock Option Plan does not in any way affect the validity or enforceability of the remaining provisions of this Employee Stock Option Plan. In this case, the invalid or unenforceable provision will be replaced by an equivalent valid and enforceable provision having a similar economic effect for the parties concerned.

16.	NOTICES

Any notice to the holders of Options shall be made to the address mentioned in the subscription rights register of the Company, or to the e-mail address provided by them to the Company (cf. article 2:32 of the Belgian Companies and Associations Code). Any notice to the Company or to the Board of Directors, shall be validly made to the address of the registered office of the Company.

Address modifications must be notified in accordance with this provision.

17.	APPLICABLE LAW AND JURISDICTION

17.1	Applicable law

The Regulations, the Employee Stock Option Plan and the Options are subject to Belgian law.

17.2	Jurisdiction

Any dispute arising from the interpretation, implementation, performance, validity or termination of the Employee Stock Option Plan will be exclusively submitted to the courts of the location of the registered office of the Company.

EXHIBIT 1 – Offer Letter

EMPLOYEE STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

[Date]

Re: Offer of Options

The board of directors of AGOMAB THERAPEUTICS NV is pleased to offer you [•] Options at the exercise price of EUR [•] per Option.

The conditions applying to these Options are set out in the Regulations and the Stock Option Agreement, a copy of which is attached hereto.

For your information, please note that the value of the Shares which shall be taken into account to determine the amount of taxable income, in particular in order to determine the wage withholding tax to be withheld by the Company, equals EUR [•] (rounded) per Share to which the Option gives rise, it being EUR [•] per Option under the circumstances described under clause 11.1.2 of the Regulations, to the extent said hypothesis shall apply.

The Answer Form and the Stock Option Agreement, attached hereto, must be returned, duly completed and signed, to AGOMAB THERAPEUTICS NV, for the attention of the board of directors of AGOMAB THERAPEUTICS NV. Please note that failure to sign, to send the Answer Form or to send it late will result in the Options deemed to have been fully refused.

Yours sincerely,

AGOMAB THERAPEUTICS NV

[•]
Read and approved
[•]

EXHIBIT 2 – Stock Option Agreement

EMPLOYEE STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

BETWEEN :	AGOMAB THERAPEUTICS NV, an open limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under the laws of Belgium, having its registered office at Franklin Rooseveltlaan 348, 9000 Ghent, Belgium, registered with the Register of Legal Entities (“rechtspersonenregister” / “registre des personnes morales”) held with the Crossroads Databank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque Carrefour des Entreprises”) under number 0674.527.310 (LER Ghent, division Ghent).);

duly represented for the purposes of this agreement by [•]; hereafter the Company,

AND:	[•],

hereafter the Beneficiary,

IT IS PROVIDED AS FOLLOWS:

The Company has created an Employee Stock Option Plan, the Employee Stock Option Plan —AGOMAB THERAPEUTICS NV, in favor of the key managers, employees, directors and/or outside consultants and advisors of the Company.

The Company is ready and willing to grant a limited amount of Options to the Beneficiary [, in accordance with the conditions set out in the Regulations and the provisions of the law of 26 March 1999 on the Belgian 1998 employment action plan and containing miscellaneous provisions (the Stock Option Act)].

The Beneficiary hereby declares to accept these conditions.

In accordance with clause 6.2 of the Regulations, any such Grant of Options in relation to the Employee Stock Option Plan is subject to the signing by the Beneficiary of a Stock Option Agreement (the Agreement).

THE PARTIES HEREBY AGREE:

1.	Unless a contrary intention appears, all terms in this Agreement have the same meaning as defined in the Regulations.

2.	The Company has offered [•] Options to the Beneficiary, on [date]. The Exercise Price is EUR [•] per Option. The Beneficiary will notify his/her acceptance or partial acceptance or refusal of the Options by means of the Answer Form by [date] at the latest.

3.	The Options will not vest during the first twelve (12) months as of the date of the Grant.

Afterwards, the vesting of the Options will take place as follows:

-	twelve (12) months after the date of the Offer: vesting of 25 % of the Options;

-	as of the first twelve (12) months of the date of the Offer: the remaining 75% of the Options will vest on a monthly basis over a period of thirty six (36) months (i.e. vesting of 2,083% (rounded) of the remaining Options per month).

The vested Options may be exercised of the third (3rd) anniversary following the calendar year in which the Options were offered.

The Options which are exercisable according to the preceding paragraphs, can be exercised during the following periods of each year that they are exercisable:

-	15 June to 30 June; and

-	15 October to 31 October.

4.	All non-exercised Options coming to their expiration date, i.e., after ten (10) years as of their issuance, become null and void without their Beneficiary having any right to claim any damages whatsoever, in accordance with clause 5.4 of the Regulations.

5.	The Beneficiary hereby acknowledges and accepts that the transferability of the Shares could be later limited pursuant to a change in the Company’s articles of association, after a resolution of the general shareholders’ meeting of the Company.

6.	The Beneficiary hereby acknowledges and accepts that certain limitations of transferability, in case of a possible event in the financial markets, could be applied to the Shares.

7.	The Beneficiary hereby acknowledges and accepts that by signing this Agreement and by not expressly rejecting the Options (in part or in full) within the period of sixty (60) days following the Offer, he/she can be liable for taxes on the value of these Options.

Done on                                  in                                    in duplicate, each party acknowledges having received its own original copy.

The Company	The Beneficiary

EXHIBIT 3 – Answer Form

EMPLOYEE STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

Grant

The undersigned                                                                                                                                                           (NAME)

domiciled / having its registered office at                                                                                                                                                                     (FULL ADDRESS)

hereby declares to have full knowledge of the Regulations regarding the abovementioned Employee Stock Option Plan and accepts the terms and conditions of the Offer as set out in the Offer Letter, the Regulations and the Stock Option Agreement.

The undersigned hereby notifies his/her decision in respect of the Grant dated                                                        (DATE). He/She declares:

-	to accept all the Options offered.

-	to accept out of the Options offered.

-	to refuse all the Options offered.

(Complete and delete as applicable)

The undersigned acknowledges that:

-	the acceptance of the Offer of Options constitutes a taxable benefit and that he/she will be liable for paying taxes on the Options; and

-	the Exercise Price of the Options is set at EUR [•] (rounded) per Share subject to the Options.

[The undersigned hereby informs the Company of the following e-mail address at which the Company can communicate with him/her at any time:

Any communication made at this e-mail address shall be deemed valid. The Company may use this address until the communication by the undersigned of another e-mail address or of his/her wish not to communicate by e-mail anymore (cfr. article 2:32 of the Companies and Associations Code)].

Done at                                      on

Signature

Important:	1) This document must be returned to [•] before [•], duly completed and signed.

2) Failure to sign or send this document in time will result in the Options deemed to have been fully refused.

EXHIBIT 4 – Exercise Form

EMPLOYEE STOCK OPTION PLAN OF AGOMAB THERAPEUTICS NV

The undersigned                                                                                                                            (NAME)

domiciled / having its registered office at                                                                                                                                                                  (FULL ADDRESS)

hereby declares to exercise the following Options, in accordance with the conditions set out in the Stock Option Agreement of                                   (DATE):

                                     (NUMBER) Options, attributed on                                       (DATE) at the Exercise Price of                                        (AMOUNT) EUR =                                      (AMOUNT) EUR

Total amount:                                   EUR

This total amount will be paid to the account N° [•] (NUMBER) for value [•] (DATE) latest.

I hereby acknowledge that if the abovementioned amount is paid late or is not paid in full by [•] (DATE), the exercise will not take place. In such a case, please transfer the insufficient amount paid or the amount that was paid late to the account number                                           (NUMBER)

Done at                                      on

Signature

Please send this document by [•] at the latest to [•] duly completed and signed.